Exhibit 21.1

authID Inc. – List of Subsidiaries

authID Enterprises Limited, a company incorporated in England & Wales (formerly Ipsidy Enterprises Limited)

authID Gaming Inc. a Delaware company

FIN Holdings, Inc., a Florida company

ID Solutions Inc., a Delaware company

Innovation in Motion Inc., a Florida company